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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-16255 and 333-25685 on Form S-3 and 333-16253, 333-27015, 333-68155,
333-46772, 333-77145, 333-77149 and 333-73054 on Form S-8 of PG&E Corporation
and Registration Statements No. 33-64136, 33-50707, 33-62488, 33-61959 and
333-10994 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 18, 2004 (which express an unqualified opinion and include explanatory paragraphs relating to accounting changes, a revision to the 2002 and 2001 financial statements of PG&E Corporation and going concern uncertainties), appearing in and incorporated by reference in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

San Francisco, California
February 18, 2004